MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 3, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Third Quarter 2005 Earnings Per Common Share of $0.05

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $6.3 million, or $0.05 per share of common stock, for the third quarter ended September 30, 2005. On October 3, 2005, MFA announced its third quarter dividend of $0.05 per share of common stock. The dividend was paid on October 28, 2005 to stockholders of record as of October 14, 2005.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “As previously indicated, increases in the target federal funds rate have increased the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a narrowing of spreads. The U.S. Federal Open Market Committee has increased the target federal funds rate by 25 basis points at each of its last 12 meetings and their November 1, 2005 statement suggests that Fed officials anticipate more tightening ahead. As a result of the Federal Reserve’s efforts to tighten monetary policy and the fact that, in general, the yields on MFA’s assets reset annually, but only after an initial fixed rate period, we anticipate that MFA will experience a period of reduced earnings over the next several quarters. In addition, due to the flattening yield curve, cashout refinancing opportunities and the availability of lower monthly payment interest-only mortgages, MFA’s prepayment rates continue to be at elevated levels, further impacting already narrowed spreads.”

     Mr. Zimmerman continued, “MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. MFA does not purchase fixed-rate assets and typically utilizes less leverage than comparable companies. At September 30, 2005, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are either adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.55% as of September 30, 2005. Approximately 38% of the MBS in MFA’s portfolio have interest rates that contractually reprice within the next 12 months. Additionally, approximately 36% of the MBS in MFA’s portfolio will contractually reprice after 12 months but within 36 months, and 26% will contractually reprice after 36 months but within 60 months.

     During the third quarter of 2005, the gross yield on MFA’s interest-earning assets was approximately 4.52%, while the net yield on interest-earning assets was reduced to 3.31%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.31% and its 3.16% cost of funds, was 0.15% for the third quarter of 2005. MFA’s return on average common equity for the third quarter of 2005 was 2.78%. As of September 30, 2005, book value per share of common stock was $7.04. The book value has since been reduced by the $0.05 per share dividend declared on October 3, 2005 and by an approximate $0.25 per share decline in book value as of October 31, 2005, reflecting the estimated decrease in the fair value of MFA’s portfolio, due to rising interest rates, since September 30, 2005.

     On August 11, 2005, MFA announced that it was implementing a stock repurchase program to repurchase up to 4,000,000 shares of its outstanding common stock. Through October 31, 2005, MFA had repurchased 724,100 shares at a weighted average cost per share of $5.92.

     MFA primarily invests in hybrid and adjustable-rate MBS (collectively, “ARM-MBS”). Due to the fact that MFA’s assets have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In addition, ARM-MBS are expected to prepay over time at a higher rate than fixed-rate MBS. We believe that homeowners with hybrid and adjustable-rate mortgages are generally self-selected borrowers with shorter time horizons who are expected to exhibit more rapid housing turnover levels. In addition, we believe that prepayments on ARM-MBS accelerate significantly as the coupon reset date approaches. The prepayment speed on MFA’s MBS portfolio averaged 34.9% Constant Prepayment Rate (“CPR”) during the third quarter of 2005.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its ARM-MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of September 30, 2005, was approximately 15.5 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 5.5 months, resulting in a Repricing Gap of approximately 10.0 months.

     MFA finances the acquisition of its MBS primarily through borrowing in the form of repurchase agreements. At September 30, 2005, MFA’s debt-to-equity ratio was approximately 8.5x while its assets-to-equity ratio was approximately 9.7x.

     MFA seeks to generate income from investment on a leveraged basis in high-quality ARM-MBS and other assets. At September 30, 2005, MFA’s assets totaled approximately $6.5 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     MFA will hold a conference call on Thursday, November 3, 2005, at 10:00 a.m. (New York City time) to discuss its third quarter 2005 financial results. The number to dial in order to listen to the conference call is (800) 288-8976 in the U.S. and Canada. International callers must dial (612) 332-0226. The replay will be available through Thursday, November 10, 2005, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 801689. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2005	December 31, 2004
(In Thousands, Except Per Share Amounts)
	(Unaudited)
Assets:
Mortgage-backed securities	$6,306,254	$6,777,574
Cash and cash equivalents	132,834	68,341
Accrued interest receivable	25,753	26,428
Interest rate cap agreements	2,134	1,245
Swap agreements	2,991	321
Real estate investments	29,564	30,017
Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan	--	985
Prepaid and other assets	1,839	1,584

	$6,508,558	$6,913,684

Liabilities:
Repurchase agreements	$5,741,132	$6,113,032
Accrued interest payable	65,412	28,351
Mortgages payable on real estate	22,602	22,686
Dividends payable	--	18,170
Accrued expenses and other liabilities	5,934	2,611

	5,835,080	6,184,850

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and
outstanding at September 30, 2005 and December 31, 2004 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
82,063 and 82,017 shares issued and outstanding at September 30, 2005
and December 31, 2004, respectively	821	820
Additional paid-in capital	781,755	780,406
Accumulated deficit	(11,481)	(17,330)
Accumulated other comprehensive loss	(97,655)	(35,100)

	673,478	728,834

	$6,508,558	$6,913,684

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
(In Thousands, Except Per Share Amounts)
	(Unaudited)
Interest Income:
Mortgage-backed securities income	$56,396	$42,210	$178,090	$120,954
Interest income on cash investments	1,135	205	1,822	543

Total Interest Income	57,531	42,415	179,912	121,497

Interest Expense	49,060	21,959	135,334	57,052

Net Interest Income	8,471	20,456	44,578	64,445

Other Income:
Revenue from operations of real estate	1,079	1,031	3,129	3,068
Gain on sale of securities	10	371	10	371
Miscellaneous other income, net	93	7	125	181

Total Other Income	1,182	1,409	3,264	3,620

Operating and Other Expense:
Compensation and benefits	1,346	1,368	4,399	4,187
Real estate operating expense	742	739	2,115	2,156
Mortgage interest on real estate	423	426	1,260	1,273
Other general and administrative expense	871	684	2,757	2,196

Total Operating and Other Expense	3,382	3,217	10,531	9,812

Net Income	$6,271	$18,648	$37,311	$58,253

Less: Preferred Stock Dividends	2,040	1,062	6,120	1,818

Net Income Available to Common Stockholders	$4,231	$17,586	$31,191	$56,435

Earnings Per Share of Common Stock:
Earnings per share – basic	$0.05	$0.22	$0.38	$0.76
Weighted average shares outstanding – basic	82,342	78,607	82,324	74,591
Earnings per share – diluted	$0.05	$0.22	$0.38	$0.76
Weighted average shares outstanding – diluted	82,370	78,653	82,359	74,640	`